Exhibit 3.2

Number 522227

Certificate of Incorporation

I hereby certify that

MALLINCKRODT PUBLIC LIMITED COMPANY

is this day incorporated under the Companies Acts 1963 to 2012, and that the company is limited.

Given under my hand at Dublin, this Wednesday, the 9th day of January, 2013

/s/ Pat Daly

for Registrar of Companies